Filed Pursuant to Rule 433

Registration No. 333-195505

August 21, 2014

The following information supplements the preliminary prospectus dated August 21, 2014, and is filed pursuant to Rule 433, under Registration No. 333-195505.

GWG

GWG HOLDINGS, INC.

CORPORATE

# PRESENTATION

NEWPORT COAST SECURITIES

AXIOM Capital Management, Inc.

NEWBRIDGE SECURITIES CORPORATION MEMBER FINRA-SIPC

# FREE WRITING PROSPECTUS STATEMENT

- This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock.
- We have filed a registration statement (including prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may get these documents, including the preliminary prospectus dated August 21, 2014 for free by visiting EDGAR on the SEC website at http://www.sec.gov/.
- Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Newport Coast Securities, Attn: Donald Wojnowski, 180 Maiden Lane, New York, NY 10038, telephone (321)953-6993 or (212)385-1263, email: dwojnowski@ncsecurities.com

# NOTE REGARDING FORWARD LOOKING STATEMENTS

Some of the matters discussed in this presentation contain forward-looking statements that involve significant risk and uncertainties. Forward-looking statements can be identified by the use of words like "believes," "could," "possibly," "probably," "anticipates," "estimates," "projects," "expects," "may," "will," "should," "seek," "intend," "plan," "expect," or "consider" or the negative of these expressions or other variations, or by discussions of strategy that involve risks and uncertainties. All forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. We base these forward-looking statements on current expectations and projections about future events and the information currently available to us. Although we believe that the assumptions for these forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Consequently, no representation or warranty can be given that the estimates, opinions, or assumptions made in or referenced by this presentation will prove to be accurate. We caution you that the forward-looking statements in this presentation are only estimates and predictions, or statements or current intent. Actual results or outcomes, or actions that we ultimately undertake, could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements. We caution investors not to rely on the forward-looking statements contained in, or made in connection with this presentation.

Additional risks and uncertainties relating to the Company and its business can be found in the "Risk Factors" section of the Company's Registration Statement on Form S-1, as amended and the Company's other periodic and current reports filed with the SEC, if any. The Company undertakes no duty or obligation to update any forward-looking statements contained in this presentation as a result of new information, future events or changes in the Company's expectations.

# INDEX

# OVERVIEW

GWG

# OVERVIEW

**GWG acquires life insurance policies in the emerging secondary market (i.e., the life settlement industry), profiting from the spread between the cost of purchasing, financing and the face value of the policy benefit it ultimately receives.**

### Overview

- Offers financial solutions to consumers owning life insurance policies based upon the actuarial value of the policy
- Regulated entity able to transact directly with consumers owning life insurance, with valuation, acquisition and servicing capabilities in-house

### Drivers

- $19T in-force life insurance policy benefits outstanding versus $35B held by investors at the end of 2012
- Elderly population is fastest demographic category in need of post retirement financial solutions
- High value proposition for consumers in a large and expanding market in need of liquidity from life insurance policies
- Extensive experience coupled with fully integrated, scalable, operational platform for growth
- Diversified Funding Strategy: established financing strategy for institutional banking and retail investors

## Key Statistics

| | |
|---|---|
| 2006 | Founded with Institutional Bank Joint Venture |
| $1.7B | Face Value of Policies Purchased Since Founding |
| 10,000+ | Number of Policies Evaluated |
| 40 | Number of Employees |
| $785mm | Face Value of Life Insurance Portfolio Owned |
| ~12% | Target IRR on Life Insurance Investments |
| ~7% | Target Wtd. Average Financing Cost of Investments |

## Initial Public Offering

| | |
|---|---|
| GWGH | Proposed NASDAQ Symbol |
| 5.72mm | Shares Outstanding Pre IPO [1,2] |
| 1.25mm | Shares Offered |
| $11.50 – $13.50 | Price Range |

(1) Includes 415,955 common shares subject to outstanding incentive grants, 490,434 common shares issuable upon the exercise of outstanding warrants, and 255,482 of partial conversion of Series A Preferred Stock

(2) Does not include 2.4mm shares of common stock issuable upon the conversion of the remaining Series A Preferred Stock

GWG

# BACKGROUND AND HISTORY

**Founded in 2006 as a joint venture with a large European Bank to purchase and securitize life insurance assets, later adopted a buy-and-hold strategy with unique retail funding model, and now a fully integrated provider of financial solutions to owners of life insurance policies**

## Corporate Timeline

2004 | 2006 | 2007 | 2008 | 2009 | 2010 | 2011 | 2012 | 2013 | 2014 | 2015…… → GROWTH WITH DRIVERS

**'04-'05 GWG Concepted**
- Paul Siegert and Jon Sabes introduced and began corporate organizational plans the LI secondary market
- Due diligence and market research commenced
- Discussions with WestLB commenced

**'06 GWG Organized**
- Formed a joint venture with WestLB (70/30) to originate and securitize LI in the secondary market
- $200mm initial warehouse line, increased to $250mm provided by WestLB to purchase LI

**'06-'07 Developed Platform**
- Developed institutional LI secondary market platform to underwrite, purchase, service and track life settlements
- Began purchasing LI in the secondary market in conjunction with a $250mm credit facility from WestLB

**'08 Change in Strategy**
- As a result of the financial crisis, WestLB abandoned their effort to securitize GWG's LI portfolio
- Switched to a buy and hold strategy and focused on establishing diversified funding sources
- Established $100mm credit facility with DZ Bank

**'09-'10 Raised Debt Capital**
- Issued ~$70mm of debt via Series I notes through Reg. D. private placement
- Capital raised through an initial network of 25 BDs

**'10 Sold WestLB Portfolio**
- Sold the original portfolio financed exclusively by WestLB
- Acquired new portfolio with Series I proceeds and DZ Bank credit facility

**'11-'12 Raised Equity**
- Issued $24.8mm of Series A preferred stock through a private placement

**'12 Started Issuing RSDs**
- Filed an S-1 with the SEC in February for a $250mm continuous offering of RSDs
- Issued securities to retail investors through network of participating BDs

**'13 Solidified Fundamentals**
- Expanded Board of Directors to include: Jeffrey McGregor – former President of AXA Distributors and RiverSource Distributors; David Abramson – former managing partner of Grant Thornton Advisors; and Charles McGuire III – former senior executive with Merrill Lynch
- Grew portfolio to over $700mm in LI policy benefits
- Expanded selling group of network of participating BDs in RSDs

**'14 Key Action Items**
- IPO/NASDAQ Listing
- Follow-on Bond Offering
- Renewed Senior Credit Facility with DZ Bank
- Expanding Senior Credit Facility
- Productization of Consumer Offerings
- Broker Dealer Portal 2.0
- Management Team Expansion
- Marketing Initiatives
- Expanded Board of Directors: Shawn Censch former Senior Vice President of Marketing for Target Corporation

GWG

# VALUE PROPOSITION

### Case Example

| | |
|---|---|
| Insured | Age 80 |
| Policy | UL, AA Rated Insurance Carrier |
| Face Value | $1,000,000 |
| **Cash Surrender Value** | **$2,700** |
| **Actuarial Value** | **$220,000** |
| Annual Premiums | $30,000 |
| Life Expectancy | 7 years |
| Cost of Premiums | $345,000 |

**LIFE INSURANCE YIELD Est.: 12.04%**

7 Year LE, AA Rated Carrier

### Financial Solutions for Senior Market



SELL
KEEP
TRADE
INCOME
CARE
GIFT

**Repurpose Life Insurance Asset**

### Consumer Options

- Sell, Keep, Trade, Care, Gift
- Actuarial Value a multiple of Cash Surrender Value
- Eliminates Insurance Carrier Monopsony
- Financial Advisor provides Value Added Services

*Actual case settled by GWG. The information provided herein does not constitute an offer to buy securities or the solicitation of an offer to sell securities. The illustration above is provided for exemplary purposes only and does not guarantee that all life insurance policies would have the same or similar settlement value.

GWG

# KEY MANAGEMENT



### Jon Sabes – Chief Executive Officer

- Co-founder, Board of Directors
- Oversees strategy, active in day-to-day operations
- Structured finance background



### Bill Acheson – Chief Financial Officer

- Recently joined GWG in 2014
- Background in financial services, institutional finance
- Oversees financial reporting, budgets, SEC reporting



### Jon Gangelhoff – Chief Operating Officer

- Former Chief Financial Officer
- Oversees execution of operational strategies
- Organizational and financial expertise



### Denny Silverman – Director of Portfolio Management

- Oversees policy pricing and portfolio valuation modeling
- 20+ years of experience in life insurance analytics



### Paul Siegert – Executive Chairman

- Co-founder, Chairman of Board
- Participates in regular management oversight
- Founder and President, Insurance Studies Institute
- Board Member, Life Insurance Settlement Association, 2012-2014



### Steve Sabes – President

- Co-founder, Board of Directors
- Oversees policy evaluation, purchasing, and servicing
- Oversees investor servicing and reporting



### Ashley Ellrich – Director of Capital Markets

- Manages broker dealer relationships
- Develops new broker dealer relationships
- Provides due diligence materials as required



### David Marantz – Director of Finance

- Oversees policy acquisitions and financial modeling
- Ran capital markets initiatives for a institutional market participant

# MARKET OPPORTUNITY

GWG

# WHY LIFE SETTLEMENTS?

## COMPELLING MARKET DRIVERS

### Life Insurance as an Attractive Investment for GWG

Primary life insurance market creates the market opportunity with lapses, surrenders, and health changes:

- $19T of total in-force life insurance benefits
- $649B of individual policies lapsed and surrendered benefits in 2012
- An estimated 75% of life insurance policies are surrendered or lapsed by persons 65 years of age of older

*Sources: ACLI Fact Book 2013; Conning Research 2013; Milliman*

Understandable Risks:

- Actuarial performance and volatility, mitigated through diversification
- Origination, mitigated through protocols, transparency, and due diligence
- Insurance carrier credit risk, mitigated through ratings and diversification
- Regulatory environment presently established and settled throughout the United States

### Strong Growth Opportunity and Consumer Value Proposition

Demographic and socioeconomic realities of United States are compelling:

- 65+ Years of age is the fastest growing demographic segment in the US for the next 20 years
- 10,000 individuals turn 65 years of age each day
- Increasing demand from individuals to meet their post-retirement financial needs

*Sources: U.S. Census Bureau 2012; Pew Research Center 2010*

Market potential is growing while institutional capital has been slow to return to the asset class:

- Investors held an estimated $35B of policy benefits of the $19T of in-force life insurance at the end of 2012
- Projected annual volume of $2B compared to Net Market Potential of $116B and Gross Market Potential of $193B in 2014
- Internal rates of return remain attractive as market develops with barriers to entry

*Sources: ACLI Fact Book 2013; Conning Research 2013*

Financial advisors are seeking new ways to service growing senior market segment with value-add financial solutions:

- Post retirement financial needs of seniors is well documented
- Monetization of life insurance policies provides liquidity

*Source: Wells Fargo Retirement Study 2010*

# MARKET OPPORTUNITY

## LARGELY UNTAPPED MARKET POTENTIAL

**$19 Trillion Life Insurance Benefits In-force in 2012**



$8T Group
$11T Individual

ANNUAL LAPSE & SURRENDRED IN 2012
Individual 5.9% or $649B
Group 5.2% or $498B

ACLI Fact Book 2013

**Market Projection – Cash Value Policy Ownership in 2016**
*(in millions / thousands)*

| Age Group | Cash value Policy Ownership | Lapses of Cash Value Insurance |
|---|---|---|
| 55 - 64 | 9,743 | 535 |
| 65 -74 | 8,796 | 572 |
| 75 + | 6,967 | 453 |
| **Total** | **25,505** | **1,560** |

Conning Research 2007

**Aging Population in United States**



MILLIONS
120
100
80
60
40
20
0
Age 85+
Age 65+
5.9
43.1
18.2
92.0
2012
2060

**Market Projection - Face Value by Policy Size in 2016**

| Face Value | Gross Markets Size by Contracts (in thousands) | Gross Market Size by Face Value ($ in millions) |
|---|---|---|
| $1,000,000 - $2,500,000 | 15.7 | $28,369 |
| $750,000 - $1,000,000 | 20.9 | $20,431 |
| $501,000 - $750,000 | 10.4 | $6,743 |
| $500,000 | 41.7 | $20,873 |
| $301,000 - $499,999 | 26.1 | $10,030 |
| $101,000 - $200,000 | 240.0 | $49,548 |
| $100,000 | 161.8 | $16,176 |
| **Total** | **516.6** | **$152,170** |

Conning Research 2007

**Market Projection - Face Value by**
*($ in billions)*

| Year | Annual Volume | Net Market Potential | Gross Market Potential |
|---|---|---|---|
| 2014 | $2.05 | $116.06 | $193.43 |
| 2015 | $2.09 | $138.03 | $197.19 |
| 2016 | $2.13 | $140.66 | $200.95 |
| 2017 | $2.18 | $146.49 | $202.97 |
| 2018 | $2.22 | $148.79 | $212.56 |
| 2019 | $2.26 | $151.81 | $216.87 |
| 2020 | $2.31 | $154.63 | $220.90 |
| 2021 | $2.36 | $157.50 | $225.00 |
| 2022 | $2.40 | $160.42 | $229.18 |

Conning Research 2013

GWG

# SECONDARY MARKET

## MULTIPLE INDUSTRY PARTICIPANTS & DIVERSE FUNCTIONS

### Life Expectancy Providers

twentyfirst, AVS, Fasano Associates Underwriting Central

LE providers use medical records and actuarial tables to determine the LE of an insured

Produce LE reports for providers, brokers and investors for underwriting purposes

### Portfolio Service Providers

MLF Lexserv the portfolio people, NorthStar Life Services, LLC, TrackLife

Portfolio servicers pay premiums, collect updated medical records and track mortalities to ensure timely payment of the benefit claims

### Policy Owner



Rationale for individual to examine secondary market:

1. Can no longer afford premium payments
2. LI coverage no longer needed or wanted
3. Need liquidity or income

Actuarial value is often greater than surrender value – lapse value is zero

### Agent/Advisor

MDRT

Agent/Advisors that have participated in the LI secondary market are specialized LI agents and advisors who belong to organizations such as the Million Dollar Round Table (MDRT)

Most agents/advisors have not participated in the LI secondary market

### Market Brokers

Advanced Settlements LLC, Compass Financial Advisors

The broker's primary job is to work with the advisor and insured to prepare the policy for the secondary market

The broker owes a fiduciary duty to the insured and it is their job to employ best efforts to maximize the outcome

### Licensed Providers

CMG Life Services Inc., MapleLife, Coventry

Providers represent investors (or themselves) in the investment in LI policies

Providers underwrite and price policies for acquisition

Providers are required to be licensed in most states

### Investors

Apollo, Berkshire Hathaway

Investors are professional investors who see LI investments as a way to make outsized returns

Investors interest in the secondary market is predicated on earning attractive non-correlated returns

Source: Company websites, Mirevast.com

# GWG BUSINESS MODEL

**FULLY INTEGRATED**

## LE Providers

twentyfirst | AVS | Fasano Associates

GWG utilizes the services of third-party medical-actuarial firms, also can innovate with small face LI

## Service Providers

GWG LIFE

## Policy Owner



Marketing Lead Generation

Rationale for individual to examine secondary market:

1. Can no longer afford premium payments
2. LI coverage no longer needed or wanted
3. Need liquidity or income

Actuarial value is often greater than surrender value – lapse value is zero

## Agent/Advisor

Broker-Dealer Partner Firms

GWG LIFE

GWG provides solutions to policy owners, positioning its service offerings

GWG will work with consumers directly from direct response

GWG will refer policy owners to partner firms

## Market Brokers

GWG LIFE

GWG eliminates market bidding and competition through direct originations

GWG provides compensation opportunities to partner firms

GWG continues to work with traditional market brokers

## Licensed Providers

GWG LIFE

GWG is a fully licensed provider able to price policies and transact directly with consumers

## Investors

GWG LIFE

GWG is the investor able to purchase and service with institutional oversight

# ENTERPRISE VALUE

# PORTFOLIO OVERVIEW

**GWG owns $784.7mm in face amount of life insurance policy benefits comprising 289 policies on 261 lives that the company services and manages in-house**

## Key Portfolio Metrics

| | |
|---|---|
| Aggregate Face Value | $784.7mm |
| Average Face Value per policy | $2.7mm |
| Weighted Average Age of Insured | 82.5 yrs |
| Average Life Expectancy | 6.85 yrs |
| Gender Breakdown | 67% Males, 33% Females |
| Largest Policy as % of Total Portfolio | 1.3% |
| Annual Premium as % of Face | 3.2% |

### Portfolio Distribution by Insured's Age



$256,917,000
$300,764,000
32.7%
21.5%
93-85
84-80
79-75
74-70
69-65
MILLIONS
AGE IN YEARS

| Portfolio Highlights | % of Portfolio Face Value | |
|---|---|---|
| Claims Payment History | 100% | 15/15 claims paid $28.8mm Benefits |
| Investment Grade Carriers | 99% | S&P Rated |
| Policies >2 Years Since Issuance | 97% | Term Conversion Policies |
| Policies Purchased Post-Contestable Period | 100% | No Wet Paper |
| Litigation Free | 100% | No Litigation |
| Non-Premium Financed Policies | 80% | |

# PORTFOLIO YIELD

**A growing portfolio improves the likelihood that portfolio results will meet projected results**

- GWG purchases individual policies at target IRRs ~12%+
- GWG finances the portfolio at wtd. avg. cost of ~7%
- Portfolio stability increases with portfolio size and diversity
- Portfolio stability drives increased value with a lower portfolio discount rate:
  - A single life insurance policy has a high volatility around actuarial accuracy and therefore commands a higher discount rate
  - A larger number of lives in a portfolio of life insurance policies and mitigates the risk associated with any single policy
  - Further diversification among health impairments, insurance carriers, geographic locations minimizes concentration risk and further reducing volatility
  - Rating Agency, A.M. Best, has published guidelines that state 300 lives are necessary to produce stable cash flow results
- GWG holds 289 policies on 261 lives as of 6/30/14 and maintains a well diversified portfolio with limited concentration

**Expected IRR Results Versus Number of Insureds**



PERCENTAGE OF OBSERVATIONS
25%
20%
15%
10%
5%
0%
2%
6%
10%
12%
14%
18%
22%
100 Insureds
200 Insureds
300 Insureds
400 Insureds

As the diversity of a portfolio increases with increasing insureds, portfolio IRRs can be projected with greater certainty

Source: A.M. Best Life Settlement Securitization Report 2014

# CAPITAL STRUCTURE

## Overview

| ($mm) | Capacity | Amount Outstanding | Weighted Average Interest | % of Total Capital |
|---|---|---|---|---|
| Cash and Equivalents | - | $28.[illegible] | - | - |
| Revolving Credit Facility | $100.0 | $79.0 | 6.19% | 28.2% |
| Series I Secured Notes | - | 28.1 | 8.36% | 10.0% |
| Renewable Secured Debentures | 250.0 | 157.5 | 7.61% | 56.3% |
| TOTAL DEBT | $350.0 | $264.6 | 7.71% | 94.5% |
| Series A Preferred Stock | | $25.5 | 10.00% | 9.0% |
| Stockholders' Equity (Deficit) | - | (10.2) | - | -3.5% |
| TOTAL EQUITY | | $15.3 | | 5.4% |
| TOTAL BOOK CAPITALIZATION | | $279.8 | | 100% |

| | |
|---|---|
| Credit Facilities | **Autobahn/DZ Bank**<br>• Originated in 2008; renewed until December 31, 2016<br>**Expansion of Credit Facility**<br>• Working to expand senior credit facility |
| Series I Secured Notes | • Issued through private placement in 2009<br>• Offering closed in 2011, but investors can still renew<br>• Similar structure to Renewable Secured Debentures<br>• Aggregate renewal rate of 77%, to date |
| Renewable Secured Debentures | • $250mm Offering began offering in February 2012<br>• Terms range from 6 months – 7 years<br>• Source of ongoing liquidity and growth for the Company<br>• Aggregate renewal rate of 82%, to date |
| Follow on Bond Offering | • Offering scheduled to commence in September 2014<br>• Pari-Passu to RSDs and Series I Secured Notes<br>• Duplicated Structure to RSDs |
| Series A Preferred Stock | • Issued through private placement in 2011-2012<br>• GWG will convert 10% of Series A into 255,402 shares of common stock at IPO, balance is convertible at option of holder or redeemable by Company |
| Initial Public Offering | • National Exchange Listing |

## Corporate Structure Overview



GWG Holdings, Inc. ("Holdings")
Contemplated Follow-on Bond Offering & Renewable Secured Debentures ("RSDs")
Pari-passu
GWG Life, LLC ("GWG Life")
Series I Secured Notes
GWG DLP Funding II, LLC ("DLP Funding II")
$100 Million DZ Bank Credit Facility
GWG DLP Master Trust II ("Master Trust")
Life Insurance Policy Assets

GWG

# ACQUIRING LIFE INSURANCE

| Illustrative Flow | |
|---|---|
| Policies submitted from Brokers | 200 |
| Policies meet Guidelines | 100 |
| Policies that are Priced | 100 |
| Policies that are Best Value | 50 |
| Policies that are Bid | 40 |
| Policies that are Won | 5 |
| Policies that are Closed | 4 |

## Evaluation and Closing

**Policy Review**
- Inforce and In Good Standing
- Contestability
- Contract Language
- Original Policy Application
- Total Coverage
- Owners and Beneficiaries
- Illustration and Pricing

**Medical History Review**
- Medical Records
- Life Expectancy Reports
- Original Policy Application
- Policy Medical Exam
- Rx Database Confirmation

**Ownership Review**
- Individual
- Trust
- Corporate Owned

**Financing, "STOLI" & Fraud Check Review**
- Financing Program Reviews
- Copy of Premium Checks
- Statements of Net Worth or Tax Returns
- Original Policy Application
- Total Coverage
- Owners and Beneficiaries
- Illustration and Pricing

**Closing Interviews with Policy Owner**
- Insured and Seller both interviewed
- Current and Other Policies
- Previous Settlements
- Identification and Relationships
- Sources of Funding
- Inducement and Gifts
- Illustration and Pricing
- Reason for Buying Policy
- Reason for Selling Policy

**Third Party Requirements**
- Purchase and Sales Agreement
- Verification of Coverage
- Policy Illustration
- Life Expectancies
- Current Owner Tax Lien/Bankruptcy Searches
- Insured's Photo ID
- Insured's Power of Attorney

## Q4.2014.E

**Current Acquisition Flow**

Continues

**Direct Response Marketing**

Begins

- Service Offering
- New Solutions
- Lead Generation
- Broker Dealer Partners
- Financial Advisor Training
- Small Face Underwriting

# DISTRIBUTION

## ROBUST SALESFORCE

| | |
|---|---|
| Sales Infrastructure | • Recruiting for National Sales Leadership<br>• Director of Business Development<br>• Four Regional Sales Territories (Senior Internal Leadership)<br>• Regional Sales Directors and Internal Wholesalers<br>• National Insurance Sales Director<br>• Business Manager |
| Marketing Infrastructure | • Director of Marketing<br>• Creative Director<br>• Graphic Designers<br>• Marketing Partners |
| Activities Past 12 Months | • 5 Industry Conference<br>• 17 Broker Dealer Conferences<br>• 78 Client Seminars<br>• 244 Group Meetings<br>• 1,560 Individual Meetings |
| Information Technologies | • Sales Force CRM<br>• Portal 2.0<br>• AI Insight<br>• Information Technology Team |
| Innovation | • Fully integrated marketing system for Advisors |



Policies & Investors
Qualification & Categorization
Distribution of Leads
Portal 2.0
Profitable
Compliant
Business
Active Sales Support
Advisor Training and Certification
Client & Advisor Live Webinars
Supplemental Advertising Programs
Innovative Technologies Marketing

TERRITORY MAP





GWG

